Exhibit (d)(4)

PARNASSUS FUNDS

AMENDED AND RESTATED EXPENSE CAP AGREEMENT

Agreement made this 28th day of December 2022, between Parnassus Investments, LLC as investment adviser (the “Adviser”), and the Parnassus Funds (the “Trust”).

WHEREAS, the Trust is comprised of the following four funds: the Parnassus Mid Cap Growth Fund, the Parnassus Mid Cap Fund, the Parnassus Endeavor Fund (to be renamed the Parnassus Value Equity Fund effective as of December 30, 2022), the Parnassus Growth Equity Fund; and

WHEREAS, the Adviser intends to reimburse the Funds for expenses that exceed certain expense limits and to commit to those limits for a period of time; and

WHEREAS, shareholders of the Funds benefit from any expense limits agreed to by the Adviser.

NOW, THEREFORE, the Trust and the Adviser agree to expense limits on the annual operating expenses of the Funds, as follows:

Fund	Expense Limit Effective 5/1/24 (as a percentage of average net assets)
Parnassus Mid Cap Growth Fund
Investor Class	0.80%
Institutional Class	0.68%
Parnassus Mid Cap Fund
Investor Class	0.96%
Institutional Class	0.75%
Parnassus Endeavor Fund
Investor Class	0.88%
Institutional Class	0.65%
Parnassus Growth Equity Fund
Investor Class	0.84%
Institutional Class	0.63%

The Adviser agrees to continue the foregoing expense limits through April 30, 2024.

IN WITNESS WHEREOF, the parties have signed this agreement as of the day and year first above written.

PARNASSUS INVESTMENTS

By:	/s/ Benjamin E. Allen
Name:	Benjamin E. Allen
Title:	CEO
Date:	December 28, 2022

PARNASUSS FUNDS

By:	/s/ John V. Skidmore II
Name:	John V. Skidmore II
Title:	Secretary
Date:	December 28, 2022